Filed Pursuant to Rule 433
Issued Free Writing Prospectus dated May 17, 2018
Registration Statement No. 333-221728

Boot Barn Holdings, Inc. Announces Launch of Public Offering by Selling Stockholders

IRVINE, Calif.--(BUSINESS WIRE)--May 17, 2018--Boot Barn Holdings, Inc. (the “Company”) (NYSE: BOOT) today announced the launch of a public offering of 7,211,813 shares of its common stock held by certain of its stockholders. The selling stockholders include funds managed by Freeman Spogli & Co., offering all 7,021,771 shares held by them, and certain directors, offering 190,042 shares (collectively, the “selling stockholders”). The Company will not issue shares in the offering and will not receive any proceeds from the sale of the shares by the selling stockholders in this offering. Following the completion of this offering, funds managed by Freeman Spogli & Co. will not hold any shares of the Company.

J.P. Morgan Securities LLC and Jefferies LLC are acting as underwriters for the offering, and propose to offer the shares of common stock from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at prevailing market prices, at prices related to prevailing market prices or at negotiated prices.

This offering will be made only by means of a prospectus and related prospectus supplement forming a part of the registration statement initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 22, 2017, which has been declared effective by the SEC. Before you invest, you should read the prospectus included in that registration statement, the preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents free of charge by visiting EDGAR on the SEC's website at www.sec.gov.

Copies of the preliminary prospectus supplement and, when available, the final prospectus supplement, and the related prospectus relating to the offering may be obtained by contacting: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Boot Barn Holdings, Inc.

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 230 stores in 31 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. Information that may be accessed through our websites is not part of, and is not incorporated into, this press release.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences and the Company’s ability to effectively execute on its growth strategy; the failure to realize the anticipated synergies from the Sheplers acquisition and other risks of integration, to maintain and enhance its strong brand image; to compete effectively; to maintain good relationships with its key suppliers; and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

CONTACT:
Investor Relations:
ICR
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com
or
Media Relations:
Jim Watkins, 949-453-4428
BootBarnIRMedia@bootbarn.com